Exhibit 6.2

Castle Placement, LLC

ADDENDUM NO. 1

August 7, 2023

Pacific Oak Residential Inc (“Company”) and Castle Placement, LLC (“Castle”) hereby enter into this 1st Addendum (the “1st Addendum”) to the engagement agreement between Company and Castle dated January 9th, 2023 (the “Original Agreement”).

The following changes to the Original Agreement shall be made:

a)	For Reg A+ capital raises: 2.75% on all capital from Investors. The maximum amount of fees that Castle may receive in connection with a Reg A+ offering shall be $2,082,500 (2.75% of the maximum offering proceeds plus the $20,000 Consulting/Advisory Fee).

b)	Consulting/Advisory Fee: Company shall pay to Castle upon execution of this Agreement a $20,000 non-refundable fee for services performed in connection with this Agreement such as due diligence, general consulting services relating to the offering, and coordination with third party vendors.

c)	Tail. Company shall pay to Castle pursuant to the same fee schedule contained herein with respect to any Transaction with an Investor which is consummated, or for which a definitive agreement has been signed, within 12 months after the termination of the Agreement (the “Tail”), provided, however, in connection with the Reg A offering in accordance with FINRA Rule 2010: i) any tail fee to be received by Castle will only be received in connection with Castle’s marketing of the Reg A to prospective investors, and ii) Castle will not be entitled to its fee if it was terminated for Cause.

d)	Company shall pay a penalty for any payment that is not received as required herein, which shall be computed on a daily basis, based on an annual interest rate equal to 18%. This penalty shall be capped at $300,000 in connection with a Reg A offering.

e)	Additional Transactions. If $15 million or more is raised in the Transaction during the term or tail of this Agreement, and Company conducts an additional Transaction (other than the Transaction that closed) within 12 months from the later of the closing of the Transaction or any termination of the Agreement, then Company will offer to engage Castle to act as the sole private placement agent, on the same terms as those contained in this Agreement. Notwithstanding the foregoing, in no case shall the rights granted to Castle under this section exceed thirty 36 months following the date of the latter of (a) FINRA Rule 5110 approval of this Agreement or (b) SEC qualification of the Regulation A Offering.

All other provisions of this Agreement, including without limitation all schedules to the Agreement, shall remain unchanged and in full force and effect.

Castle Placement, LLC

Together with the Agreement, this Addendum constitutes the entire agreement of the parties and the Agreement and Addendum supersede all prior written or oral, and all contemporaneous written or oral, agreements, understandings and negotiations with respect to the subject matter hereof. No rights, duties or obligations hereunder may be waived, amended, modified or assigned, in any way, in whole or in part, including by operation of law, without the prior written consent of the parties and such rights, duties and obligations shall inure to the benefit of and be binding upon the successors, assigns and personal representatives of, each of the parties hereto.

In case any provision of this Addendum shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Addendum shall not in any way be affected or impaired thereby.

This Addendum and any claim or dispute of any kind or nature whatsoever arising out of, or relating to, this Addendum, the Agreement, or Castle’s engagement thereunder, directly or indirectly (including any claim concerning services provided pursuant to this Addendum), shall be governed by and construed in accordance with the provisions set forth in the Agreement.

Castle Placement, LLC

In witness whereof the parties hereto have executed this Addendum No. 1, in counterparts, on the date hereof:

at New York, NY, this 7th day of August 2023.

CASTLE PLACEMENT, LLC

By:	/s/ Richard Luftig
Name: Richard Luftig
Title: Managing Partner

Accepted and agreed:

Pacific Oak Residential Inc.

By:	/s/ Michael Gough
Name: Michael Gough
Title: CEO